We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 14, 1996 on the financial statements of Vital Signs, Inc. included in the Annual Report on Form 10-K of Vital Signs, Inc. for the fiscal year ended September 30, 1996.



GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.


New York, New York
October 15, 1997